Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into this Registration Statement on Form S-1 of the use of our report dated July 13, 2006 related to the financial statements of CP Media. We also consent to the reference to us under the heading “Experts” included in the Registration Statement on Form S-1 (No. 333-135944) and related prospectus.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 24, 2006